THOMAS J. HERZFELD ADVISORS, INC.

FOR IMMEDIATE RELEASE
Miami Beach, Florida
July 1, 2015

Thomas J. Herzfeld Advisors, Inc.
119 Washington Avenue, Suite 504
Miami Beach, FL 33139
www.herzfeld.com

Thomas J. Herzfeld Advisors, Inc. Promotes Erik M. Herzfeld to Co-President

Miami Beach, FL – Thomas J. Herzfeld Advisors, Inc. (TJHA), an SEC registered investment advisor, today announced the promotion of Erik M. Herzfeld to Co-President of the Firm.  Additionally, the Firm announced the promotions of Brigitta Herzfeld to Managing Director of the Firm, and Ryan Paylor to Co-Portfolio Manager for the Firm’s separately managed accounts.

“Erik’s interest in closed-end funds began in his teenage years, his application of this interest has been instrumental to the Firm’s success, and I cannot think of anyone better with whom to run this Firm as co-president now and in the future,” said Thomas J. Herzfeld, Co-President, Chairman, and founder of Thomas J. Herzfeld Advisors, Inc.

Erik Herzfeld, son of the Firm’s founder Thomas J. Herzfeld, joined TJHA in 2007, where he was quickly promoted to Portfolio Manager and Managing Director.  Before joining the Firm Mr. Herzfeld had a decade of experience in the equity and foreign exchange/currency derivatives markets.  Mr. Herzfeld held positions in quantitative research, trading, and management with both Lehman Brothers and JPMorgan, based in New York and Asia.  Mr. Herzfeld is the creator of the Bloomberg-JP Morgan Asia Currency Index (an Asian currency basket widely used in the FX industry).  He holds a B.A. in Economics with a concentration in Mathematics from Johns Hopkins University and an S.M. (MBA) in Financial Engineering from MIT Sloan School of Management.

Brigitta Herzfeld, daughter of the Firm’s founder Thomas J. Herzfeld, joined the Firm in 2009, where she served as Head of Client Relations and Director of Foreign Research.  Prior to joining TJHA, she worked in the Japanese Equities Division of Lehman Brothers in Tokyo, and in the Investment Management Division at Goldman Sachs & Co.  She is the author of Buying Asia at a Discount, published by CBS MarketWatch (2004).  Ms. Herzfeld holds a B.A. from Bowdin College, an M.A. from Stanford University, and an MBA from the MIT Sloan School of Management.

Ryan Paylor joined TJHA in 2012, and previously served as a Senior Trader for the Firm’s separately managed accounts and institutional clients of the Firm.  Prior to joining TJHA, Mr. Paylor worked at JP Morgan Chase in New York on the FX Derivatives Operations team.  He holds a B.A. from Williams College.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds.  The Firm also specializes in investment in the Caribbean Basin.  The HERZELD/CUBA division of Thomas J. Herzfeld Advisors, Inc. serves as the investment advisor to The Herzfeld Caribbean Basin Fund, Inc. a publicly traded closed-end fund (NASDAQ: CUBA).

More information about the advisor can be found at www.herzfeld.com.

For further information contact:
Reanna J. M. Lee
305-271-1900